EXHIBIT 21.1

LIST OF SUBSIDIARIES OF DIGITAL CADDIES, INC.

1.	Digital Caddies US, Inc.
	Jurisdiction of Formation:	Nevada, United States

2.	Digital Caddies (Canada), Inc.
	Jurisdiction of Formation:	Ontario, Canada